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EXHIBIT 10.27.9

                        TECHNOLOGY DEVELOPMENT AGREEMENT


         This Technology Development Agreement (the "Agreement"), dated July 24th, 2002, is by and among Eurotech, Ltd. ("Eurotech"), a District of Columbia corporation with offices located at 10306 Eaton Place, Suite 220, Fairfax, Virginia 22030 and ipPartners, Inc. (the "Consultant") with a mailing address of: P.O. Box 1490 Coventry, Rhode Island 02816. Eurotech and the Consultant hereafter shall be referred to as the "Parties."

         WHEREAS, Eurotech is a technology transfer, holding and management company formed to commercialize new or existing but previously unrecognized technologies; and

         WHEREAS, ipPartners is a technology consulting company and Robert Tarini ("Tarini") is affiliated with the Consultant; and

         WHEREAS, the Consultant has the capability to provide product development, business development, marketing, business administrative, research and development oversight, research and development services and the Consultant is willing to provide these services to Eurotech based upon its capability; and

         WHEREAS, Eurotech desires to have these services provided by the Consultant; and

         WHEREAS, in the performance of the services by the Consultant and its directors, officers, employees, consultants and agents, the Consultant and its directors, officers, employees, consultants and agents will be exposed to certain confidential and proprietary information and trade secrets regarding Eurotech.

         Now, therefore, in consideration of the premises and the mutual covenants, terms and conditions set forth in this Agreement, the Parties hereto, intending to be legally bound, hereby agree as follows:

                  1. PRIOR AGREEMENTS. This Agreement supersedes the original agreement between Trylon Metrics, Inc., the Consultant and Eurotech regarding APTISTM Integrated Metal and Explosives Screening Portal Product Development Agreement, dated March 14, 2002 (the "AIMES Agreement"), which shall be of no further force or effect.

                  2. SCOPE OF WORK. The Consultant shall perform services with respect to two development projects, the APTISTM project and the Hand Held project described below (collectively the "Projects"). The first project, the APTISTM Integrated Metal and Explosives Screening Portal Project (the "APTIS Project"), is currently in progress and a description of the work to be performed is detailed in the proposal titled "APTISTM Integrated Explosives/Metal Detection Portal, Non-Intrusive Human Inspection". Also


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included in the first APTIS Project is The Integrated Explosives Metal Detection
Portal Proposal, dated March 9, 2002. The second project relates to the development of a hand held, portable APTIS Integrated Metal and Explosives Screening Device (the "Hand Held Project"). The work to be performed by the Consultant is described in the proposal to be titled "Hand Held, Portable Explosives Screening Device. A copy of the scope of work related to the APTIS Project and the Hand Held Project are attached hereto as Schedule 2.0 and incorporated herein.

                  3. PERFORMANCE OF SERVICES. All services of the Consultant pursuant to the terms and conditions of this Agreement, shall be provided under the direction, and to the satisfaction, of the Chief Executive Officer of Eurotech or his designee. All services provided by the Consultant, shall be conducted under the supervision of Robert Tarini. The manner in which the services are to be performed shall be determined by both the Chief Executive Officer of Eurotech or his designee and by Tarini, on behalf of the Consultant. Eurotech shall rely on the Consultant to work as many hours as may be reasonably necessary to fulfill the obligations under this Agreement provided, however, that time is of the essence with regard to this Agreement and that the Consultant is responsible to deliver the deliverables for the Projects in a timely manner. The Consultant shall track and record all time spent in connection with the execution of its obligations herein.

                  4. REPORTS / INSPECTION. The Consultant shall keep detailed written records of the Projects' development and related research and development and marketing services performed in sufficient detail to permit Eurotech to establish the status of the Projects at any time. In addition, the Consultant shall provide Eurotech, at a minimum, with monthly written progress reports signed by the Consultant. These reports shall detail all activities performed during the prior month for each of the Projects and shall include the present status of each of the Projects. Eurotech, or its designees, shall have the right, at any time, to review and inspect the progress of the Projects at the office of the Consultant during normal business hours. Further, Eurotech may talk directly to the employees or consultants of the Consultant who are authorized to work on the Projects at any time regarding the status of the Projects or any other related matter.

                  5. CONFIDENTIALITY. The Consultant shall keep all information regarding the Projects strictly confidential and shall not disclose the nature or status of the Projects to any person, firm, corporation, partnership, association or other entity, without the written consent of Eurotech. During the Project's development, the Consultant may be exposed to confidential information regarding the business, operations and technology of Eurotech. The Consultant shall not disclose, during the term of this Agreement (which includes the completion of APTISTM Project and the Hand Held Project) and for a period of three (3) years thereafter, such confidential information, secrets, information or processes to any person, firm, corporation, partnership, association or other entity for any reason or purpose whatsoever, nor shall the Consultant make use of any such secrets, information or processes for the Consultant's own benefit or the benefit of any of their other affiliates or clients.

                  6. INTELLECTUAL PROPERTY. All Intellectual Property Rights relating to the Projects are solely owned by Eurotech. All of the development activities relating to the Projects are being conducted by the Consultant for the sole benefit of Eurotech, including, without limiting the forgoing, all prototypes and associated technologies developed and the rights to manufacture, market and sell APTISTM and the Hand Held. Any inventions, improvements,

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discoveries, processes, programs or systems related to the Projects developed or discovered by Consultant, during the term of this Agreement, shall be promptly disclosed by the Consultant to Eurotech and shall be the sole and absolute property of Eurotech. Upon the request of Eurotech, the Consultant shall execute and deliver such assignments, certificates or any other documents as Eurotech may consider necessary or appropriate to properly vest all rights, title and interest to any such invention or discovery in Eurotech.

                  7. RELATIONSHIP BETWEEN THE PARTIES. The Consultant is providing services to Eurotech only for the purposes and to the extent set forth in this Agreement and as may be set forth in any of the other agreements identified in Section 1 above. The relationship amongst the Parties is that of an independent contractor. Nothing contained herein shall be construed to regard the parties as partners or joint venturers. The Consultant is solely responsible for the payment of all taxes, income or otherwise, by reason of this engagement as an independent contractor by Eurotech.

                  8. CERTAIN MARKETING ACTIVITIES. The Consultant shall assist Eurotech in the marketing and sale of the technology relating to the Projects and for any equipment developed under the terms of this Agreement.

                  9. COMPENSATION. Eurotech shall pay the Consultant for the services in connection with the Projects as set forth on the payment schedule below. All payments of cash and common stock set forth in the schedule below are for the benefit of the Consultant.

Compensation for the past development services provided by the Consultant associated with the Project is the issuance to Consultant of four million (4,000,0000) shares of Eurotech common stock (the "Shares"). It is agreed by the parties hereto that 2,000,000 of the Shares shall be subject to certain Escrow Agreement subject to those forfeiture provisions contained in Section 12 herein. In addition, upon the execution of this Agreement and in consideration of the work previously provided by the Consultant prior to the execution of this Agreement, Eurotech shall reduce the strike price of all warrants previously issued to the Consultant, or its designee, to $0.50 per common share. The warrant is otherwise subject to all previous governing terms and conditions.

Eurotech agrees to register the Shares with the Securities and Exchange Commission ("SEC") for sale by the Consultant at its expense. If Eurotech is unsuccessful (based upon factors outside of its control) at causing the registration of these shares by October 15, 2002, then the Parties shall negotiate a good faith substitute for the Shares. The issuance of these Shares is contingent upon regulatory approval of the American Stock Exchange (the "AMEX") and the consent of Woodward LLC ("Woodward") and Jenks & Kirkland, Ltd. ("J&K") to the issuance. Eurotech will use its best efforts to obtain approvals from AMEX, Woodward and J&K promptly after the execution of this Agreement.

All Shares issued to the Consultant shall be subject to the terms and conditions of this Agreement and each Consultant hereby makes the following representations and warranties to Eurotech:

(a) The Consultant has made an investigation of Eurotech and its business, and has been given access to all information that they believe is material to a decision to accept partial compensation for services


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         hereunder in the form of Eurotech common stock hereunder, including
         Eurotech's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as well as all Quarterly Reports on Form 10-Q and all other reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

(b) The Consultant has such knowledge and experience in financial and business matters and sophistication as an investor that they are capable of evaluating the merits and risks of accepting partial compensation for services hereunder in the form of Eurotech common stock.

(c) The common stock issued for compensation for past services hereunder will be acquired for the Consultants own account for investment, with no present intention of dividing such participation with others or reselling the common stock, and not with a view toward resale or distribution in a manner which would require registration under the Securities Act of 1933, as amended (the "1933 Act) or any applicable state securities laws (the "Blue Sky Laws").

(d) The Consultant understands that the common stock has not been registered under either the 1933 Act or the Blue Sky Laws and, therefore, cannot be resold or otherwise transferred unless they are registered under the 1933 Act and the applicable Blue Sky Laws or unless an exemption from such registration is available, in which event the undersigned might still be limited as to the amount of the common stock that may be sold.

(e) The Consultant understands that any certificates representing the common stock will be imprinted with a conspicuous legend in substantially the following form:

                      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION EXISTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.

(f) The Consultant represents that the information contained herein is complete and accurate and may be relied upon by Eurotech, and its officers, directors, and agents.

                  10. Intentionally omitted.

                  11. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall be an "Event of Default" under this Agreement:

(a) Failure by a Party to pay any amount when due and payable that is required to be paid by the terms of this Agreement, and such failure continues for thirty (30) days after delivery of written notice from the other Party making demand for such payment.

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(b)           Failure by a party to perform any covenant, condition or agreement required to be performed by it by the terms of this Agreement that continues for a period of fifteen (15) days after the required date of performance, and such failure continues for thirty (30) days after the delivery of written notice from the other Party specifying the failure to perform any covenant, condition or agreement.

(c) Any representation or warranty made by a Party in this Agreement proves to be incorrect or inaccurate to the material detriment of the other party.

(d) The institution by a Party of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, or similar official or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by any of them in furtherance of any such action. The foregoing notwithstanding, if any such proceeding is dismissed within ninety (90) days, such proceedings shall not create a default under this Agreement.

(e) Any default by the Consultant (or any one Consultant) under the ipP Consulting Agreement or any other agreement between Eurotech and the Consultant, or their affiliates, and such default continues for thirty (30) days after the delivery of written notice from Eurotech specifying the failure to perform any such covenant, condition or agreement.

                  12. REMEDIES ON DEFAULT. In addition to any other remedy provided at law or equity, Eurotech shall have the right, upon written notice to the Consultant, to terminate any part of this Agreement upon any Event of Default by the Consultant. In addition to any other right or remedy available at law or in equity under this Agreement, upon any Event of Default by the Consultant, Eurotech shall be entitled to the remedy of specific performance with respect to the obligations of the Consultant hereunder in recognition of the inadequacy of monetary damages, other than the duty of the Consultant to provide services to Eurotech.

In addition to all other remedies available to Eurotech, the issuance of the Shares is subject to forfeiture by the Consultant under certain conditions. If by October 15, 2002, the Consultant has not completed the prototype assemblies and demonstrated to the satisfaction of Eurotech the device's capabilities to acquire acoustic data for testing of the APTIS Project then seven hundred fifty thousand (750,000) of the Shares are forfeited. If by January 15, 2003, the Consultant has not completed the prototype assemblies and demonstrated to the satisfaction of Eurotech the device's capabilities to acquire acoustic data for testing of the Hand Held Project then seven hundred fifty thousand (750,000) of the Shares are forfeited. On January 15, 2003, if the Consultant has not completed and demonstrated to the satisfaction of Eurotech the prototype of the APTIS Project then two hundred fifty thousand (250,000) of the Shares are forfeited. On March 15, 2003, if the Consultants have not completed and demonstrated the prototype of the Hand Held device then two hundred fifty thousand (250,000) shares are forfeited. The parties agree that the two million (2,000,000) of the Shares issued to the Consultant shall be held pursuant to the terms of a mutually acceptable escrow agreement.

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                  13. EXPENSES. The Consultant shall be responsible to pay all its expenses associated with this Agreement, except for the following: Eurotech will reimburse the Consultant the aggregate sum of twenty thousand dollars ($20,000) to cover reasonable and necessary expenses associated with negotiating and signing this Agreement. This payment shall be made on August 1, 2002. Eurotech shall bear its own expenses in connection with the negotiation and execution of this Agreement.

                  14. PATENTS. Eurotech and the Consultant recognizes that the results of the Consultant's research and development on behalf of Eurotech may result in development of technologies and or processes suitable for patent protection. The Consultant recognizes that patent filing and maintenance expenses can be costly and that Eurotech may decide not to pursue patent protection opting instead for trade secrecy. The Consultant shall not engage in nor initiate any patent activities directly or indirectly without express written authorization from the Chief Executive Officer of Eurotech or his designee. Attached to this Agreement as Schedule 14 is a complete and accurate list of all patent applications under development, patent applications filed or any patent issued to the Consultant which relate, directly or indirectly, to any services previously provided by the Consultant to Eurotech. Eurotech may request the assignment to it, for no additional consideration and without any royalty, any or all of these patent applications and/or patents issued and the consultants shall execute any and all documents (however characterized or described) deemed necessary or advisable to vest full right, title and ownership of these patent applications and/or patents, including all associated know-how and confidential information, to Eurotech. The Consultant shall promptly forward to Eurotech all correspondence, office actions or other notices received from any patent office with regard to any of these patent applications made by the Consultant or patents issued to the Consultant.

                  15. TERM. The term of this Agreement shall be from the date of execution of this Agreement until June 30, 2003.

                  16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
CONSULTANT.

The Consultant hereby represents, warrants and covenants to Eurotech, as follows:

(a) The Consultant, directly or indirectly, shall not act as a consultant for or receives any remuneration from (whether cash, services, debt, securities, including options, warrants, etc.) any entity or person which is an actual or potential competitor of Eurotech or with a company engaged in a similar business to that engaged in or under active funded development by Eurotech; and

(b) that the appointment of the Consultant by Eurotech will not result in the violation of the terms and provisions of any agreement entered into by the Consultant or result in any actual or potential conflict of interest with any other client, employer or affiliate of the Consultants; and

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(c)      that, as a condition of the appointment as a consultant to Eurotech, the Consultant shall not accept, during the term of this Agreement, any other consulting arrangement with an actual or potential competitor of Eurotech or with a company engaged in a similar business to that engaged in or under active funded development by Eurotech. The Consultant shall inform Eurotech in writing forthwith upon the happening of any event which may be construed to be in violation of this provision or which may represent a conflict of interest between the services provided by the Consultant to Eurotech and any other entity or person; and

(d) that patent applications filed or any patent issued to the Consultant which relate, directly or indirectly, to any services previously provided by the Consultant to Eurotech; and

(e) that technical data, records, specifications, processes, formulas, trade secrets, designs and other associated technical information, equipment schematics, or associated information which relate, directly or indirectly, to any services previously provided by the Consultant to Eurotech.

                  17. EMPLOYEES. The Consultant's employees, consultants, agents, or advisors, if any, who perform services for Eurotech, under this Agreement, shall be bound by the provisions of this Agreement. At the request of Eurotech, the Consultant shall provide adequate evidence that such persons are employees.

                  18. INDEMNIFICATION. The Consultant shall indemnify and hold Eurotech harmless, on a joint and several basis, from all claims, losses, expenses, fees as incurred including attorney fees, costs and judgments that may be asserted against the Consultant that result from the acts or omissions of the Consultant, the Consultant's employees, if any, and their agents or advisors.

                  19. ASSIGNMENT OF AGREEMENT. The Consultant may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the Eurotech. Any attempted assignment without written consent by Eurotech shall be void and without force or affect at the option of Eurotech. Eurotech may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the Consultant. All the provisions of this Agreement shall be binding upon the respective employees, delegates, successors, heirs and permitted assignees of the parties.

                  20. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of Eurotech that need to be protected from disclosure, and in consideration of the disclosure of the Information, the Consultant agrees and covenants that for the term of this Agreement and for a period of three (3) years following successful completion of the Project, the Consultants will not directly or indirectly engage in any business that is or may be deemed to be competitive with Eurotech. This covenant shall apply to a worldwide geographical area. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a

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business as owner, partner, or agent, (ii) any employee becoming an employee of a third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Eurotech for the benefit of a third party that is engaged in such business. The Consultant agrees that this non-compete provision will not adversely affect the livelihood of the Consultant and that such restriction is fair and reasonable given the totality of the circumstances related to this Agreement.

                  21. RETURN OF RECORDS AND EQUIPMENT. Within thirty (30) days of termination of this Agreement, the Consultant shall deliver all records, know-how, notes, technical data, memoranda, models, log books, contact lists and equipment of any nature that are in the Consultant's possession or under the Consultant's control and that are Eurotech's property or relate to Eurotech's business. The obligation in this section is in addition to the Consultant's obligation to return all confidential information as specified herein.

                  22. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

                  If for Eurotech:

                  Eurotech, Ltd.
                  10306 Eaton Place, Suite 220
                  Fairfax, Virginia USA 22030
                  Attn: President

                  With a copy to:

                  Robert A. Solomon, Esq.
                  Solomon Pearl Blum Heymann & Stich LLP
                  40 Wall Street, 35th floor
                  New York, N.Y. 10005

                  If for the Consultant:

                  IpPartners, Inc.
                  P.O. Box 1490
                  Coventry, Rhode Island 02816
                        Attn: Robert Tarini

Such address may be changed, from time to time, by either party by providing written notice to the other party in the manner set forth above.

                  23. ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties and there are no other promises or conditions in any other Agreement whether written or oral. This Agreement supersedes and/or amends any prior written or oral agreements between the parties as set forth in this Agreement.

                  24. AMENDMENT. This Agreement may be modified or amended only if the amendment is made in writing and signed by both parties.

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                  25. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

                  26. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

                  27. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. This Agreement and the representations, warranties, covenants and other agreements (however characterized or described) by the Parties hereto and contained herein or made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement and any inspection or investigation made at any time with respect to any aspect thereof until any and all monies, payments, obligations and liabilities which either party hereto shall have made, incurred or become liable for pursuant to the terms of this Agreement shall have been paid in full. Sections 4, 5, 6, 9, 10, 11, 12, 13, 14, 16, 17, 18, 19, 20
and 21 shall remain in full force and effect regardless of any termination or cancellation of this Agreement for a period of not less than three (3) years from the date of any termination of this Agreement.

                  28. FURTHER INSTRUMENTS. The parties shall execute and deliver any and all other instruments and shall take any and all other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

                  29. COMPLIANCE WITH LAWS AND REGULATIONS. Each party hereto agrees to comply, and to do all things reasonably necessary for the other parties to comply, with all applicable national, local and foreign laws, orders, regulations and ordinances, including, but not limited to, regulations relating to the export of products that may be imposed on the parties hereto by applicable law and/or regulation. The Consultants shall take all action required for this Agreement to be approved by the government of Israel, if such approval is necessary. Upon approval, the Consultants shall provide a copy of the government approval to Eurotech.

                  30. GENERAL PROVISIONS. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, U.S.A. The Parties hereto exclusively submit to the exclusive jurisdiction of the courts of the State of New York to the extent required for the litigation of any claim, dispute or difference that may arise hereunder, and each party hereby irrevocably consents that service of process shall be valid if served in the manner and to the address set forth herein. Except as otherwise expressly stated herein, time is of the essence in performance by either party. The headings of this Agreement are for convenience in reference only and shall not limit or otherwise affect the meaning thereof. All references to Consultants shall include the actions or omissions of the Consultants. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.


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                      [This space intentionally left blank]






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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

For EUROTECH, LTD.:

Title:  President and CEO

Signature: /S/ TODD J. BROMS
           -----------------------------

Printed Name: Todd J. Broms

Date: July 24, 2002



For IPPARTNERS, INC.:

Title: President

Signature: /S/ ROBERT TARINI
           -----------------------------
Printed Name Robert Tarini

Date: July 24, 2002




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